EXHIBIT NO. 99.(j) 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information of MFS Strategic Income Fund, a series of MFS Series Trust VIII, in Post-Effective Amendment No. 32 to the Registration Statement (Form N-1A, No. 33-37972).

We also consent to the incorporation by reference in such Statement of Additional Information of our report, dated December 17, 2009, with respect to the financial statements and financial highlights of MFS Strategic Income Fund, a series of MFS Series Trust VIII, included in the Annual Report to Shareholders for the fiscal year ended October 31, 2009.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts

February 24, 2010